EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated April 28, 2010, relating to the consolidated financial statements and financial statement schedule of Rite Aid Corporation and subsidiaries, and the effectiveness of Rite Aid Corporation and subsidiaries’ internal control over financial reporting appearing in the Annual Report on Form 10-K of Rite Aid Corporation and subsidiaries for the year ended February 27, 2010.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania

June 23, 2010